CITY NATIONAL ROCHDALE FUNDS

EXHIBIT A TO AMENDED AND RESTATED SHAREHOLDER SERVICES
AGREEMENT BETWEEN  CITY NATIONAL ROCHDALE FUNDS
AND CITY NATIONAL BANK

FUNDS COVERED BY THE SHAREHOLDER SERVICES AGREEMENT

Name of Fund	Annual Service Fee Rate
City National Rochdale Government Money Market Fund	0.25%
City National Rochdale Prime Money Market Fund	0.25%
City National Rochdale California Tax-Exempt Money Market Fund	0.25%
City National Rochdale Government Bond Fund	0.25%
City National Rochdale Corporate Bond Fund	0.25%
City National Rochdale California Tax Exempt Bond Fund	0.25%
City National Rochdale Intermediate Fixed Income Fund	0.25%
City National Rochdale Municipal High Income Fund	0.25%
City National Rochdale High Yield Bond Fund	0.25%
City National Rochdale Fixed Income Opportunities Fund	0.25%
City National Rochdale Multi-Asset Fund	0.25%
City National Rochdale Dividend & Income Fund	0.25%
City National Rochdale U.S. Core Equity Fund	0.25%
City National Rochdale Emerging Markets Fund	0.25%

Dated:  December 4, 2013